UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2015

RETAILMENOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36005	26-0159761
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

301 Congress Avenue, Suite 700

Austin, Texas 78701

(Address of principal executive offices, including zip code)

(512) 777-2970

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2016, RetailMeNot, Inc. (the “Company”) issued a press release announcing that J. Scott Di Valerio has been appointed as its Chief Financial Officer, effective December 29, 2015. The Company also announced that Louis J. Agnese, III, formerly the Company’s interim Chief Financial Officer, has been appointed as the Company’s Senior Vice President, Administration, also effective December 29, 2015. Finally, the Company announced that Jonathan B. Kaplan has been appointed as the Company’s General Counsel and Secretary.

Mr. Di Valerio, age 53, has more than 25 years of management, operations and finance experience. He most recently served as chief executive officer at Outerwall, the company that created a network of 64,000 retail kiosks, including brands like Redbox® and Coinstar®. Mr. Di Valerio joined Outerwall in 2010 and served as the company’s chief financial officer until he was appointed chief executive officer in late 2013. In addition to his leadership of Outerwall’s finance organization, strategy and operations roles, Mr. Di Valerio also led the company’s corporate information technology and supply chain functions. Prior to Outerwall, Mr. Di Valerio served as president of the Americas for the Lenovo Group Limited. He also held senior positions at Microsoft Corporation. as corporate vice president of Microsoft’s OEM division and as corporate vice president of finance and administration and chief accounting officer. Previously Mr. Di Valerio served in management positions at The Walt Disney Company and Mindwave Software Inc., and as a partner at PricewaterhouseCoopers. Mr. Di Valerio has a B.B.A. in accounting from the University of San Diego.

In connection with Mr. Di Valerio’s appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Di Valerio which sets his base salary at $370,000 and his target bonus at 70% of base salary. Pursuant to his employment agreement, Mr. Di Valerio is entitled to non-qualified stock options to purchase 265,000 shares of the Company’s Series 1 common stock and restricted stock units entitling him to 130,000 shares of the Company’s Series 1 common stock. Also pursuant to his employment agreement, and subject to the approval of the Compensation Committee of the Board of Directors of the Company, in connection with the Company’s 2016 annual equity awards to executives, Mr. Di Valerio is entitled to non-qualified stock options to purchase shares of the Company’s Series 1 common stock and restricted stock units entitling him to shares of the Company’s Series 1 common stock valued at $500,000 in the aggregate.

The employment agreement also provided that in the event Mr. Di Valerio is terminated without cause or resigns for good reason, he will be entitled to receive an amount equal to six months of his then current base salary and shall be entitled to receive a lump sum cash payment equal to six times the monthly premium cost to Mr. Di Valerio of participation in the Company’s medical, prescription drug, dental, vision and any other group health plans. If such termination without cause or resignation for good reason occurs within one year of the commencement of Mr. Di Valerio’s employment, then Mr. Di Valerio’s equity grants will vest and accelerate with respect to that number of shares as would have vested in the 12 months following such termination or resignation had his employment continued for such period. Additionally, upon the occurrence of a termination of his employment without cause or resignation for good reason in connection with a change in control, Mr. Di Valerio would be entitled to receive one year’s base pay and 100% of his annual target bonus, and 100% of any unvested shares subject to any equity awards issued to Mr. Di Valerio would immediately accelerate and vest and become exercisable in full.

Mr. Agnese, age 37, has served as the Company’s interim Chief Financial Officer since November 2014. Prior to being appointed to that position, Mr. Agnese served as the Company’s General Counsel since October 2011, and he also served as the Company’s Secretary from December 2011 until August 2015. Previously, Mr. Agnese worked as an attorney at DLA Piper from September 2007 through October 2011, where he represented a wide range of private and public companies in capital markets transactions, public company compliance obligations and private and public mergers and acquisitions. Prior to joining DLA Piper, Mr. Agnese was an attorney at Akin Gump Strauss Hauer & Feld from September 2003 to September 2007. Mr. Agnese holds a J.D. from the University of Texas and a B.B.A. in international business from the University of the Incarnate Word. There are no changes to Mr. Agnese’s compensation in connection with his appointment as Senior Vice President, Administration.

The foregoing description of Mr. Di Valerio’s employment agreement is qualified in its entirety by the text of the agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

A copy of the press release describing the foregoing matters is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, effective as of December 29, 2015, by and between the Company and J. Scott Di Valerio

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAILMENOT, INC.

Date: January 4, 2016	/s/ Jonathan B. Kaplan
Jonathan B. Kaplan General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, effective as of December 29, 2015, by and between the Company and J. Scott Di Valerio

99.1	Press Release